Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is dated and effective as of June 6, 2024 (the “Effective Date”) by and between SolarWinds Worldwide, LLC, a Delaware limited liability company (the “Company”), and Lewis Black (the “Employee”).
WHEREAS, the Company desires to employ Employee, and Employee desires to be employed in the position of Executive Vice President, Chief Financial Officer, with a start date of June 24, 2024 (the “Start Date”).
NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:
1.Position and Duties.
(a)The Employee will be employed by the Company, on a full-time basis, as of the Start Date. The Employee will assume the role of Executive Vice President, Chief Financial Officer on August 15, 2024, or such other date agreed to by the parties. As of the Start Date, the Employee shall report to the Company’s Chief Executive Officer, or such other executive as designated by the Company from time to time (hereinafter referred to as the “Managing Executive”). The Employee’s principal place of employment shall be at the Employee’s place of residence or, following the Employee’s Relocation (as defined below), at the Company’s corporate headquarters in Austin, Texas, and the Employee understands and agrees that he will be required to travel from time to time for business purposes.
(b)The Employee agrees to perform the duties of Employee’s position and such other duties as may reasonably be assigned to the Employee from time to time. The Employee also agrees that, while employed by the Company, the Employee will devote substantially all of the Employee’s business time and efforts to the advancement of the business and interests of the Company and its Affiliates (as defined in Section 9 below) and to the discharge of the Employee’s duties and responsibilities for them. Notwithstanding the above, the Employee shall be permitted, to the extent such activities do not in the aggregate materially interfere with the performance by the Employee of the Employee’s duties and responsibilities hereunder to: (i) manage the Employee’s personal, financial and legal affairs; (ii) serve on civic, educational, philanthropic or charitable boards or committees; and (iii) subject to disclosure to and initial approval by the Managing Executive, serve on any other corporate board or committee as long as such board or committee complies with Company policy (e.g. does not cause a conflict of interest with the Employee’s duties at the Company).
2.Compensation and Benefits. During the Employee’s employment, as compensation for all services performed by the Employee for the Company and its Affiliates, the Company will provide the Employee the following pay and benefits:
(a)Base Salary. As of the Start Date, the Company will pay the Employee a base salary at the rate of $450,000 per year (“Base Salary”), payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed and may be increased from time to time by the Company in its discretion.
(b)Bonus Compensation. The Employee shall be eligible for a target annual bonus of 80% of Base Salary to be paid annually upon the achievement of company metrics established by the Board (as defined below) and individual performance factors that will be mutually determined by the Employee and the Board, with a potential to earn a maximum bonus amount as established by the Board upon the over-achievement of those company metrics and individual performance factors (“Bonus Compensation”). All Bonus Compensation payments under this Section 2(c) will be made in accordance with the regular payroll practices of the Company and the terms of the applicable Company bonus plan, are not guaranteed and are subject to change at any time for any reason. The Employee’s performance objectives shall be reviewed and subject to change from time to time by the Company in its discretion. For the 2024 calendar year, the target bonus amount shall be prorated based on the Start Date. Any bonus will be paid on or before March 31 of the year following the relevant bonus year, and the Employee must be employed on the bonus payment date to receive any such bonus.
(c)Equity Awards. Subject to approval by the Company’s direct or indirect parent’s (“Parent”) board of directors (the “Board”), the Company shall promptly grant the Employee equity awards with an aggregate value of $5 million in the form of restricted stock units (“RSUs”) vesting as follows: (i) 25% on the first anniversary of the Start Date; and (ii) 6.25% in each quarter thereafter. The remaining terms of the RSUs will be set out in the Company’s equity plans and the applicable agreements and will be similar to those of similarly-situated employees. Starting in 2025 and annually thereafter during Employee’s employment, the Compensation Committee of the Company will make annual grants of equity to Employee commensurate with Employee’s position.
(d)Participation in Employee Benefit Plans and Vacation Policies. The Employee will be entitled to participate in all employee benefit plans and vacation policies in effect for similarly-situated employees of the Company. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.
(e)Business Expenses. The Company will pay or reimburse the Employee for all reasonable business expenses incurred or paid by the Employee in the performance of the Employee’s duties and responsibilities for the Company. Reimbursements shall be subject to such reasonable substantiation and documentation as the Company may specify from time to time.
(f)Relocation Bonus. The Employee will be paid a relocation bonus of $250,000 (the “Relocation Bonus”), to be paid to the Employee on the next regular payroll date following confirmation of the Employee’s relocation to Austin, Texas (the “Relocation”), provided that the Employee has demonstrated proof of residency as determined by the Company in its sole discretion. In the event of termination of the Employee’s employment by the Company for Cause or the Employee’s voluntary resignation during the first year following the Start Date, the Employee must repay the Company an amount in cash equal to a pro rata percentage (based on the remaining calendar months of unfulfilled service within in the first year following the Start

Date) of the Relocation Bonus. This repayment must be made within 60 days of the Employee’s termination date.
(g)Attorney’s Fees. The Company will pay, on Employee’s behalf, an amount sufficient to cover the reasonable legal fees incurred by Employee in connection with the negotiation of this Agreement in an amount not to exceed $15,000.00.
3.Confidential Information and Restricted Activities. Employee has entered into the Company’s Employee Proprietary Information and Arbitration Agreement (“EPIA”) concurrently with this Agreement, and acknowledges his or her obligations thereunder. The EPIA is specifically incorporated into this Agreement. Following the Employee’s relocation, and as a condition of receipt of the Relocation Bonus set forth in Section 2(f), the Employee agrees to enter into an amended EPIA that complies with the jurisdiction of Relocation.
4.Termination of Employment.    The Employee’s employment under this Agreement shall continue until terminated pursuant to this Section 4.
(a)Termination for Cause. The Company may terminate the Employee’s employment for Cause following at least fifteen (15) days advance written notice to the Employee setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” means any of the following: (i) the Employee’s continued substantial violations of the Employee’s employment duties or willful disregard of commercially reasonable and lawful directives from the Managing Executive, after Employee has received a written demand for performance from the Managing Executive that sets forth the factual basis for the Company’s belief that Employee has not substantially performed Employee’s duties or willfully disregarded directives from the Managing Executive; (ii) the Employee’s moral turpitude, dishonesty or gross misconduct in the performance of Employee’s duties or which has materially and demonstrably injured the finances or future business of the Company or any of its Affiliates as a whole; (iii) the Employee’s material breach of this Agreement or the EPIA; or (iv) the Employee’s conviction of, or confession or plea of no contest to, any felony or any other act of fraud, misappropriation, embezzlement, or the like involving the Company’s property; provided, however, that no such act or event described in clauses (i) and (iii) of this paragraph (a) shall constitute Cause hereunder if the Employee has fully cured such act or event during the applicable fifteen (15) day notice period.
(b)Termination for Death or Disability. This Agreement shall automatically terminate in the event of Employee’s death during employment. No severance pay or other separation benefits will be paid in the event of such termination due to death except that Employee’s beneficiaries shall be entitled to receive any earned but unpaid Base Salary, any bonus compensation to the extent earned but unpaid, any vested deferred compensation or equity awards (other than pension plan or profit-sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which the Employee is a participant to the full extent of the Employee’s rights under such plans, and any appropriate business expenses incurred by the Employee in connection with the Employee’s duties hereunder, all to the date of termination (collectively “Accrued Compensation”). In the event the Employee becomes disabled during employment and, as a result, is unable to continue to perform substantially all of the Employee’s duties and responsibilities under this Agreement for a consecutive period of twelve (12) weeks, the Company will continue to pay the Base Salary and benefits to the Employee in accordance with Section 2 above during such period. If the Employee is unable to return to work after twelve (12) consecutive weeks of disability, the Company may terminate the Employee’s employment, upon notice to the Employee. No severance pay or other separation benefits will be paid in the event of such termination due to disability. If any question shall arise as to whether the Employee is disabled to the extent that Employee is unable to continue to perform substantially all of Employee’s duties and responsibilities for the Company, the Employee shall, at the Company’s request, and at the Company’s expense, submit to a medical examination by a physician selected by the Company to whom the Employee’s guardian, if any, has no reasonable objection to determine whether the Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such a question arises and the Employee fails to submit to the requested medical examination, the Company’s determination of the issue shall be binding on the Employee.
(c)Termination Other Than for Cause; Constructive Termination; Severance; Release. The Employee’s employment is “at will,” and either the Company or the Employee may terminate the Employee’s employment for any reason, at any time, without cause or notice. However, in the event of termination of the Employee’s employment by the Company other than for Cause or in the event of a Constructive Termination (as defined below), the Employee shall be entitled to receive:
(i)a lump sum cash severance amount equivalent to twelve (12) months of the Employee’s then current annual base salary, less applicable deductions, to be paid within sixty (60) days following the last day of Employee's employment with the Company (provided Employee has entered in a Release (as defined below) that has become effective as of such date);
(ii)any earned but unpaid Bonus Compensation payments for the year in which the termination occurs, on a pro rata basis, provided that the Board determines that the performance objectives related to the Bonus Compensation are reasonably likely to be satisfied at the time the notice of termination is given and based upon the level at which the Board determines that the performance objectives are reasonably likely to be satisfied, to be paid at the time such Bonus Compensation payments would have been paid to Employee if Employee’s employment had not been so terminated; and
(iii)reimbursement on a monthly basis of the health and dental care continuation premiums for Employee and Employee’s dependents incurred by Employee to effect continuation of health and dental insurance coverage for Employee and Employee’s dependents on the same basis as active employees, for a period of twelve (12) months from the date of such termination, to the extent that Employee is eligible for and elects continuation coverage under COBRA and to the extent such reimbursement would not result in excise taxes or similar liabilities for the Company and its Affiliates.

Any obligation of the Company to provide the Employee severance payments or benefits under this Section 4(c) is conditioned, however, upon the Employee signing and not revoking a release of claims in the form attached hereto as Exhibit A that becomes effective no later than sixty (60) days following the Employee’s termination date or such earlier date required by the release agreement (such deadline, the “Release Deadline”). If the release does not become effective by the Release Deadline, the Employee will forfeit any rights to severance payments and benefits under this Section 4(c). In no event will severance payments or benefits be paid or provided until the release actually becomes effective. In the event the termination occurs at a time during the calendar year where the release could become effective in the calendar year following the calendar year in which the Employee’s termination occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Compensation (as defined below) will be paid or provided on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the later of (i) the Release Deadline, or (ii) the Deferred Compensation Delayed Payment Date (as defined in Section 7 below).
(d)Benefits in Termination for Cause or Voluntary Resignation. In the event of termination of the Employee’s employment by the Company for Cause or the Employee’s voluntary resignation, the Company will pay the Employee any Base Salary earned but not paid through the date of termination, any earned but unpaid bonus, and pay for any vacation time accrued but not used to that date of termination. The Company shall have no obligation to the Employee for unearned bonus or severance payments.
(e)Termination of Benefits. Except for any right the Employee may have under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans, and subject to Section 4(c)(iii) above, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of the Employee’s employment, without regard to any continuation of base salary or other payment to the Employee following termination.
(f)Survival. Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary to accomplish the purposes of other surviving provisions, including without limitation Employee’s obligations under Section 3 of this Agreement. The obligation of the Company to make payments to the Employee under this Section 4 is expressly conditioned upon Employee’s continued full performance of the obligations under Section 3 hereof that survive the termination of Employee’s employment. Upon termination by either the Employee or the Company, all rights, duties and obligations of Employee and the Company to each other shall cease, except as otherwise expressly provided in this Agreement, and, further, the Employee agrees to immediately resign from any director or office positions within Company or its Affiliates as of the date of termination.
5.Change of Control Benefits. In the event of termination of Employee’s employment by the Company other than for Cause or in the event of Constructive Termination upon or during the twelve (12) month period after the effective date of a Change of Control, and provided that Employee signs a Release and otherwise complies with all continuing obligations hereunder, Employee shall be entitled to (i) the consideration set forth in Section 4(c) above; and (ii) accelerated vesting of all of Employee’s unvested equity awards, such that all of Employee’s then-outstanding equity awards shall immediately and fully vest as of the date of such termination.
6.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 6, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Employee’s severance benefits will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Code Section 4999. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the Excise Tax, the reduction shall occur in the following order unless otherwise agreed in writing and such agreement is in compliance with Section 409A (as defined in Section 7): (1) reduction of the cash severance payments subject to Section 409A, followed by reduction of the cash severance payments not subject to Section 409A; (2) cancellation of accelerated vesting of the Employee’s equity awards subject to Section 409A, followed by cancellation of accelerated vesting of the Employee’s equity awards not subject to Section 409A; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of the Employee’s equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s equity awards. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 6 will be made in writing by an independent firm selected by the Company with the consent of Employee (the “Firm”), which consent shall not be unreasonably withheld, delayed or conditioned, immediately prior to the change of control, whose determination will be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 6.
If, prior to a change of control, none of the Company’s securities are “Tradable” then, upon Employee’s written request, the Company will submit any potential “parachute payments” in excess of three times your applicable “base amount” (as defined in Code Section 280G(b)(3)) for approval by the Company’s stockholders, all in accordance with Code Section 280G(b)(5).
7.Section 409A. The foregoing provisions are intended to comply with the requirements of Code Section 409A and the final regulations and official guidance promulgated thereunder (“Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional penalty tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company agrees to work together with the Employee in good faith to consider any and all amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax, interest penalty or accelerated income recognition prior to actual payment to the Employee under Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding anything to the contrary in this Agreement, no severance payments or severance benefits payable to the Employee upon termination of employment, if any, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (“Deferred Compensation”) will be payable until the Employee has a “separation from service” within the meaning of Section 409A. Further, if at the time of the Employee’s termination of employment, the Employee is a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Employee will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following the Employee’s termination of employment, or the Employee’s death, if earlier (the “Deferred Compensation Delayed Payment Date”). Upon the Deferred Compensation Delayed Payment Date, all payments deferred pursuant to this Section 7 shall be paid in a lump sum to the Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
8.Indemnification and Insurance. Parent and Employee will enter into an Indemnification Agreement (the “Indemnification Agreement”) (in the same form as other executive officers of the Company) for Employee’s benefit and such Indemnification Agreement shall not be terminated or modified during Employee’s employment with the Company; provided, however, that Parent may make immaterial amendments that are general to all indemnification agreements and do not materially impact Employee disparately from other indemnitees. The Company will maintain directors’ and officers’ liability insurance on market terms for similarly-situated companies.
9.Definitions. For purposes of this Agreement, the following definitions apply:

(a)“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.
(b)“Change of Control” means a transaction or series of transactions where the shareholders of the Company (or those of its ultimate parent entity) immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Company; provided however, that a firmly underwritten public offering of the Common Stock shall not be deemed a Change of Control.
    (c)    “Constructive Termination” means a termination in which the Company, without Employee’s express written consent, either (i) materially reduces the powers and duties of employment of Employee resulting in a material decrease in the responsibilities of Employee, (ii) materially reduces Employee’s cash compensation and/or cash bonus opportunities, (iii) requires a material change in the geographic location of Employee’s primary work facility or location (other than the Relocation), or (iv) changes Employee’s reporting structure such that Employee no longer reports to the Managing Executive (other than a change that results in Employee reporting to the Board), and due to an act or event in items (i) – (iv) above, Employee terminates his or her employment with the Company within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of such acts or events; provided, however, that a relocation of less than fifty (50) miles from the primary work facility or location will not be considered a material change in geographic location and thus a termination by Employee for this reason shall not be construed as a Constructive Termination; and provided further, that Employee may not resign for Constructive Termination unless Employee first provides the Company with written notice of the acts or events constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds for “Constructive Termination” have not been cured during such cure period.
(d)“Tradable” means “readily tradable on an established securities market or otherwise,” as described in Section 1.280G-1, Q/A-6 of the Treasury Regulations under Section 280G of the Code.
10.Conflicting Agreements. The Employee hereby represents and warrants that the Employee’s signing of this Agreement and the performance of the Employee’s obligations under it will not breach or be in conflict with any other agreement to which the Employee is a party or are bound and that the Employee is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Employee’s obligations under this Agreement.
11.Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

12.Assignment. Neither the Employee nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the Employee and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.
13.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
14.Miscellaneous. This Agreement and the EPIA set forth the entire agreement between the Employee and the Company and replace all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Employee’s employment. In the event of a conflict between the EPIA and this Agreement, the terms in the EPIA shall prevail. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Employee and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
15.Governing Law. This Agreement shall be governed and construed in accordance with the laws of the state in which the Employee lives and provides services to the Company, without regard to the conflict of laws principles thereof.
16.Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Company at its principal place of business, attention of the General Counsel or in the case of the Employee, at the Employee’s last known address on the books of the Company (or to such other address as either party may specify by notice to the other actually received).

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

SOLARWINDS WORLDWIDE, LLC

By:     /s/ Sudhakar Ramakrishna
Name: Sudhakar Ramakrishna
Title: President and Chief Executive Officer

    /s/ Lewis Black
Lewis Black

Exhibit A
SEPARATION AND GENERAL RELEASE AGREEMENT
This Separation and General Release Agreement (the “Agreement”) is entered into between SolarWinds Worldwide, LLC (the “Company”) on the one hand, and [ ] (“Employee”) on the other.
1.Employee and the Company are currently parties to that certain Employment Agreement dated [ ] (the “Employment Agreement”). Per the Employment Agreement, the Company has the right to terminate Employee’s employment without Cause (as defined therein) and Employee has the right to terminate Employee’s employment following a Constructive Termination (as defined in the Employment Agreement), subject, in each case, to certain benefits that would be received by Employee in that event (provided that Employee executes this Agreement prior to the Release Deadline (as defined in the Employment Agreement)). Employee and the Company desire to enter into this Agreement as a substitute for certain provisions set forth in the Employment Agreement, and Employee recognizes that the benefits he will receive pursuant to this Agreement provide sufficient consideration for Employee’s agreements herein.
2.Both Employee and the Company are entering into this Agreement as a way of concluding the employment relationship between them, and settling voluntarily any dispute or potential dispute that Employee has or might have with the Company, whether known or unknown at this time. This Agreement is not, and should not be construed as, an allegation or admission on the part of either Employee or the Company that either has acted unlawfully or violated any state or federal law or regulation.
3.In return for Employee’s full execution and non-revocation of this Agreement (the “Release”), according to the timelines and procedures set forth herein and therein, and in consideration of the mutual covenants and promises contained herein and therein, the Company makes the following promises to which Employee concedes Employee would otherwise have no legal entitlement:
(a)Employee’s employment with the Company will cease effective [ ], or on such other date that the Company and Employee shall mutually agree in writing (the “Termination Date”).
(b)Nothing in this Agreement is intended to reduce the number of Employee’s outstanding stock options and restricted stock units granted to Employee prior to the date of this Agreement (the “Equity Awards”). Each Equity Award shall remain subject to the terms and conditions of the Employment Agreement and the relevant existing equity award agreement. Provided that Employee executes and returns this Agreement on or before [_______], and does not revoke it before the Effective Date (defined in Section 15), and provided that Employee has not been terminated for Cause and has not voluntarily resigned employment between now and the Effective Date, Employee’s outstanding Equity Awards shall accelerate pursuant to the terms of the Employment Agreement.

(c)Provided that Employee executes and returns this Agreement on or before [_______], and does not revoke it before the Effective Date (defined in Section 15), and provided that Employee has not been terminated for Cause and has not voluntarily resigned employment between now and the Effective Date, Employee shall receive: (i) a lump sum payment on the next regular payroll date after the Effective Date of [______], less applicable withholdings and deductions; (ii) a payment equivalent to the amount of Employee’s accrued [Q__] bonus (subject to executive performance metrics), less applicable withholdings and deductions, to be received by Employee in accordance with the Company’s typical bonus payment timing; (iii) reimbursement for the amount of Employee’s premium payment for group health coverage, if any, elected by Employee pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of up to [ ] months (the reimbursement, the “Health Benefit”); provided, however, that Employee shall be solely responsible for all matters relating to his or her continuation of coverage pursuant to COBRA, including (without limitation) his or her election of such coverage and his or her timely payment of premiums.
4.In exchange for the covenants and promises of the Company as set forth herein, Employee does hereby completely release and forever discharge the Company and its respective parent companies, subsidiaries, affiliates, divisions, business units, and current and former officers, directors, agents, employees, attorneys, successors and assigns (collectively, the “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of any and every kind, nature and character whatsoever, which Employee may now have or has ever had arising or in any way connected with Employee’s employment with the Company or any of the Released Parties, including Employee’s planned separation from employment, and any transaction or occurrence between Employee and the Released Parties at any time prior to or during such employment up to the time of executing this document (“Released Claims”). The Released Claims include, without limitation, any and all claims based upon the Company’s decision to terminate Employee’s employment and any and all claims for breach of the Employment Agreement, as well as all other claims from the beginning of time to the date this Agreement is executed based upon contract, fraud, equity, tort, discrimination, harassment, retaliation, wrongful termination, personal injury, constructive discharge, emotional distress, public policy, wage and hour law, defamation, claims for debts, accounts, attorneys’ fees, compensatory damages, punitive damages, and/or liquidated damages, any claims arising out of Employee’s participation in any incentive, stock, or option plan maintained by any of the Released Parties, and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, all claims under 42 U.S.C. 1981, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Occupational Safety and Health Act, the Workers Adjustment Retraining and Notification Act, the Texas Commission on Human Rights Act, the Texas Labor Code, the North Carolina General Statutes, and any other federal, state, or local statute governing employment, as such statutes may have been or may be amended from time to time, to the maximum extent such released claims are permitted by law. This Release does not extend to, and has no effect upon, any right to vested benefits, any indemnification rights under contract or under the Company’s organizational documents or applicable law, and any right to continued coverage by the Company’s or its parent’s director’s and officer’s insurance following the Termination Date, as set forth in the insurance policy.

5.Without in any way limiting the generality of the above paragraph, by signing this Agreement and accepting the severance outlined above, Employee specifically agrees to release all claims, rights, or benefits Employee may have for age discrimination arising out of or under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 (“ADEA”), et seq. as the ADEA may have been or may be amended, or any equivalent or comparable provision of state or local law.
6.Employee represents and warrants that Employee does not presently have on file, and further represents and warrants to the maximum extent allowed by law that Employee will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the date Employee signs this Agreement, with the exception of claims to challenge the validity of this Agreement under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act. To the extent that Employee is still permitted, notwithstanding this Agreement, to file any administrative charge with any governmental agency, Employee hereby releases any personal entitlement to reinstatement, back pay, or any other types of damages or injunctive relief in connection with any civil action brought on Employee’s behalf after Employee’s filing of any administrative charge.
7.Employee agrees not to disparage or in any way criticize the Company and/or its parent companies, subsidiaries, affiliates, and current or former employees, officers, directors, agents, successors and assigns at any time during or following Employee’s employment by the Company. Employee also agrees to fully cooperate and assist the Company in resolving any and all claims, disputes, or lawsuits made or filed against the Company during the course of Employee’s employment, and likewise, to the extent permitted by law, will not voluntarily assist in any future or pending legal proceeding brought against the Company. The Company agrees that its executive officers and directors will not disparage or in any way criticize Employee’s work performance or character at any time. Nothing contained in this paragraph is intended to prevent either party or any affiliated person from testifying truthfully in any legal proceeding.
8.Employee acknowledges that Employee shall have no rights to post-employment payments, benefits, or otherwise except as set forth in this Agreement and the Employment Agreement. Employee and the Company also agree, however, that the remaining terms of the Employment Agreement shall continue, including those obligations that apply following Employee’s termination of employment. Employee also shall continue to be bound by the terms and conditions set forth in the Employee Proprietary Information Agreement (“EPIA”). Employee understands and agrees that a breach of any continuing obligations contained in the EPIA shall also constitute a breach of this Agreement.
9.Both parties agree that the terms of this Agreement shall be treated as confidential, and that Employee shall not disclose such details to any person or entity, except where required by law or pursuant to a statutorily protected right that cannot be waived by law; provided, however, that each party may disclose the terms of this Agreement to its accountants, legal and/or contract advisors and, in the case of Employee, his immediate family beneficiaries.
10.Employee hereby agrees that by signing this Agreement and by accepting the promises and benefits described above, Employee gives up any and all rights Employee may have to file or pursue any claim or action which Employee may now have, has ever had, or may in the future have, with respect to any matter pertaining to or arising from Employee’s employment or termination of employment with the Company or any transaction or occurrence between Employee and the Released Parties at any time prior to or during such employment and after separation up to the time of executing this document. In addition, Employee waives any and all rights or benefits which Employee may have under any statute or ordinance which requires a specific release of unknown claims or benefits.
11.It is further understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, and the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees, except that the Company shall not, by virtue of this Agreement, be entitled to recover its costs or attorneys’ fees resulting from challenges to the validity of this Agreement by Employee under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act.
12.Employee is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments or other consideration received by Employee under this Agreement.
13.The foregoing provisions, and the payments and benefits provided therein, are intended to comply with the requirements of Code Section 409A and the final regulations and official guidance promulgated thereunder (“Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional penalty tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company agrees to work together with Employee in good faith to consider any and all amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax, interest penalty or accelerated income recognition prior to actual payment to Employee under Section 409A. Notwithstanding anything to the contrary in this Agreement, no severance payments or severance benefits payable to Employee upon termination of employment, if any, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (the “Deferred Compensation”) will be payable until Employee has a “separation from service” within the meaning of Section 409A. Further, if at the time of Employee’s termination of employment, Employee is a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that Employee will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following Employee’s termination of employment, or Employee’s death, if earlier (the “Deferred Compensation Delayed Payment Date”).

14.Employee is advised to consult counsel regarding the terms of this Agreement, and acknowledges that Employee has had sufficient time to review this Agreement and to consult counsel prior to entering into this Agreement. Employee agrees that Employee is aware of the contents and significance of all the provisions of this Agreement and that Employee has decided to enter into it voluntarily. Employee and the Company are each relying solely upon their own respective judgment, belief and knowledge with regard to the subject of this Agreement, and each acknowledges that Employee has not been influenced or pressured to any extent whatsoever in entering into this Agreement by any representations, inducements, promises or other statements by any other party to this release, or anyone else, which are not set forth herein.
15.Employee has twenty-one (21) days from the date Employee received this Agreement to consider this Agreement, and Employee may revoke this Agreement at any time during the first seven (7) days following Employee’s execution of this Agreement by delivering written notice of revocation to the Company’s General Counsel, no later than 5:00 p.m. on the seventh day after execution. Employee received this Agreement on [_______]. Employee represents that if Employee executes this Agreement before the twenty-one (21) day consideration period has passed, Employee does so voluntarily, and Employee knowingly and voluntarily waives Employee’s option to use the entire twenty-one (21) days to consider this Agreement. The Company’s offer contained in this Agreement will automatically expire if this Agreement, fully executed by Employee, is not received by Company’s General Counsel on or before [_______]. This Agreement will become effective, irrevocable and fully enforceable upon the expiration of seven (7) days following the date of Employee’s execution of the Agreement (the “Effective Date”), provided that Employee has timely executed and delivered this Agreement and has not exercised Employee’s right to revoke this Agreement.
16.This Agreement is binding upon and shall inure to the benefit of all parties hereto and each of their respective heirs, executors, administrators, successors, assigns, agents, and representatives.
17.Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts or provisions shall not be effected thereby and said illegal or invalid part, term or provision(s) shall be deemed not to be a part of this Agreement.
18.This Agreement and any documents referenced herein, incorporates the entire understanding among the parties on the subjects hereof and thereof, and recites the sole consideration for the promises exchanged herein. There are no other representations or terms relating to Employee’s employment relationship or the conclusion of that relationship other than those set forth in writing in this Agreement. This Agreement may only be modified by a writing signed by both parties. In reaching this Agreement, no party has relied upon any representation or promise except those expressly set forth herein, and this Agreement shall be interpreted in accordance with the plain meaning of its terms, and not strictly for or against any of the parties hereto.

19.The parties agree to each bear their own respective costs associated with the preparation and review of this Agreement and the performance of all acts necessary to implement this Agreement. The parties further agree to execute such other and further papers and documents as may be necessary and proper in order to fulfill the specific terms and conditions of this Agreement.
20.Each of the parties expressly agrees that, except as otherwise specifically set forth above, this Agreement and any and all actions, claims and proceedings relating to or resulting from Employee’s employment or termination of employment with the Company shall be governed by the laws of the State of Texas and each of the parties expressly agree that jurisdiction shall be proper in the County of Travis, Texas.
21.In signing this Agreement, Employee and the Company acknowledge that both have read this Agreement, both fully understand all of the provisions of it and the consequences of signing it, and agree to all of its conditions.

EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT IS A BINDING CONTRACT THAT SHALL BAR ALL LITIGATION, CLAIMS AND DEMANDS OF EVERY KIND BY EMPLOYEE AGAINST THE COMPANY AS PROVIDED ABOVE, AND THAT ALL SUCH CLAIMS ARE FULLY AND FINALLY SETTLED, COMPROMISED AND RELEASED.
IN WITNESS WHEREOF, Employee does hereby execute this Agreement on this _____ day of _____________________.

Lewis Black

IN WITNESS WHEREOF, the Company does hereby execute this Agreement on this _____ day of _____________________.

SOLARWINDS WORLDWIDE, LLC

Name:
Title: